EXHIBIT 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR RELEASE AT 4:30 PM, EST
Date: January 23, 2007
Double Eagle Petroleum Co. Announces Closing of Follow-On Common Stock Offering
CASPER, Wyo., Jan. 23 /PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE), an oil and gas exploration and development company, announced today the closing of a follow-on public offering of 450,000 shares of Common Stock at a price to the public of $21.55 per share. Double Eagle granted to the underwriter a 30-day option to purchase up to an additional 50,000 shares of common stock to cover over-allotments, if any, which option was exercised in full by the underwriter.
Ferris, Baker Watts, Incorporated was the sole underwriter for the offering.
Proceeds from the offering are approximately $10.1 million including the underwriter’s exercise of its over-allotment option, after deducting the underwriting discounts and commissions and the estimated offering expenses. Double Eagle plans on using the net proceeds from this offering to pay down the outstanding indebtedness on its revolving line of credit.
Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Ferris, Baker Watts, Incorporated at 100 Light Street, Baltimore, Maryland 21202.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah as well as the Cow Creek Unit Deep and South Fillmore prospects in southwestern Wyoming.
Forward-Looking Statements
This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.
Company Contact:
John Campbell, Investor Relations
(303) 794-8445